 SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 18, 2009

Commission file number: 0-27565

Abazias, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23532	65-0636277
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5214 SW 91st Terrace Suite A
Gainesville, FL 32608
(Address of principal executive offices) (Zip Code)

352-264-9940
(Registrant's telephone number)

Item 1.01                      Entry into a Material Definitive Agreement

On February 18, 2009, ABAZIAS INC. a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), executed a 10% SECURED CONVERTIBLE NOTE DUE FEBRUARY 17, 2010 (the “Note”), promising to pay to the order of OMNIRELIANT HOLDINGS, INC., or its registered assigns or successors-in-interest (“Holder”) the principal sum of up One Hundred Thousand Dollars (U.S. $100,000.00), together with all accrued but unpaid interest thereon, no later than February 17, 2010 ( the “Maturity Date”) to the extent such principal amount and interest has not been repaid or converted into the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), in accordance with the terms of the Note.

Interest on the unpaid and unconverted principal balance of the Note shall accrue at the rate of 10% per annum from the date of original issuance hereof (the “Issuance Date”) until the same becomes due and payable on the Maturity Date, or such earlier date upon acceleration or by conversion, redemption or repayment in accordance with the terms of the Note or of the other Agreements.

Subject to the terms of the Note and restrictions and limitations contained in the Note, the Holder shall have the right, at such Holder’s option, at any time and from time to time, to convert the outstanding Principal Amount under the Note in whole or in part at the “Conversion Price,” which shall equal the greater of (i) $0.50 or (ii) the closing bid price of the Corporation’s shares of Common Stock on the date of the Conversion.

The Note is filed as an exhibit to this Form 8-K and should be referred to in its entirety for complete information concerning the Note.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure under Item 1.01 of this Report, which is incorporated by reference in this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

See disclosure under Item 1.01 of this Report, which is incorporated by reference in this Item 3.02.

We relied upon Section 4(2) of the Securities Act of 1933, as amended, for the above issuance.

We believed that Section 4(2) of the Securities Act was available because:

·	The issuance did not involve underwriters, underwriting discounts or commissions.
·	Restrictive legends were placed on the warrants issued as described above.
·	The issuance did not involve general solicitation or advertising.
·	The issuance was made solely to Accredited Investors (as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended).

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	10% SECURED CONVERTIBLE NOTE DUE FEBRUARY 17, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Abazias, Inc. (Registrant)

Date: February 26, 2009	By:
Oscar Rodriguez
President